RALPH E. DAVIS
ASSOCIATES, INC.

Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

As independent oil and gas consultants, Ralph E. Davis Associates, Inc. hereby consents to (1) the use of our report setting forth our estimates of proved reserves and future revenue, as of December 31, 2007, to the interest of China North East Petroleum Holdings, Limited in certain oil and gas properties and (2) the reference of our firm as "experts" and all other references to our firm included in or made a part of China North East Petroleum Holdings, Limited registration statement on SEC Form S-1 (file number 333-150458).

Very Truly Yours,

RALPH E. DAVIS ASSOCIATES, INC.

L.B. Branum
Vice President

June 16, 2008
Houston, Texas

1717 St. James Place, Suite 460 Houston, Texas 77056 Office 713-622-8955 Fax 713-626-3664 www.ralphedavis.com
Worldwide Energy Consultants Since 1924